EXHIBIT 10.58
Second Amendment to Amended and Restated
Master Operating Lease
This Second Amendment to Amended and Restated Master Operating Lease is entered into as of this 1st day of September, 2005, by and between Sutton Hill Capital, LLC, (as “Landlord”) and Citadel Cinemas, Inc. (as “Tenant”), with reference to the following facts:
WHEREAS, Landlord and Tenant initially entered into a Master Operating Lease with respect to four properties on July 28, 2000 (the “Original Master Operating Lease”);
WHEREAS, that Master Operating Lease was amended and restated on January 29, 2002, to reflect the release from the Master Operating Lease of that certain cinema property commonly known as the Murray Hill Theater (the “Amended and Restated Master Operating Lease”);
WHEREAS, the Amended and Restated Master Operating Lease was amended on October 22, 2003, by an Omnibus Amendment Agreement to reflect the release from the Amended and Restated Master Operating Lease of that certain cinema property commonly known as the Sutton Cinema (the “First Amendment to the Amended and Restated Master Operating Lease,” and as so amended the “MOL”);
WHEREAS, the parties wish to further amend the MOL in order to reflect the release from the MOL of the ground lease estate underlying that certain cinema property commonly known as the Cinemas 1, 2 & 3 and the substitution of a license interest for Landlord’s ground lease tenant interest in that ground lease estate;
The parties hereto, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby amend the MOL as set forth below. Except as specifically so amended, the MOL shall continue in full force and effect. Terms not specifically defined herein, shall have the same meaning as in the MOL.
1.	Whereas Clauses.
a.	The first Whereas Clause as set forth in the MOL is superseded in its entirety to provide as follows:
WHEREAS, the Landlord owns (i) a license to maintain certain cinema improvements commonly known as the Cinemas 1, 2 and 3 on that certain real property located at 1001 Third Avenue, New York, New York 10022, and owned by Sutton Hill Properties LLC, and (ii) and a lease of that certain real property commonly known as the Village East Cinemas located at 181 Second Avenue, New York, New York 10003,.which properties are more fully described on Exhibit A attached hereto and incorporated herein by this reference (individually, a “Leased Site” and collectively, the “Leased Sites”);
b.	The third Whereas Clause as set forth in the MOL is superseded in its entirety to provide as follows:
WHEREAS, the parties wish to provide herein for the subleasing or sublicensing of the Leased Sites and the leasing or subleasing, as the case may be, of the Theatre Improvements and Equipment thereon and therein by the Landlord to the Tenant pursuant to the terms and provisions herein set forth.
2.	Defined Terms. The following defined terms set forth in Section 1.1 of the MOL are amended as set forth below.
a.	The definition of “Acquisition Cost” is amended to reduce the dollar amount specified in clause (a) from $33 million to $24 million, and to add the following to the end of the definition, so as to provide that the “Acquisition Cost” will be reduced in the event that Sutton Hill Properties, LLC, its successors or assigns (“SHP”) acquires the remaining interest of the Landlord in the building and improvements constituting the Cinemas 1, 2 & 3:
and, (iii) in the event that Sutton Hill Properties, LLC, its successors or assigns (“SHP”) acquires the remaining interest of the Landlord in the building, improvements and equipment constituting the Cinemas 1, 2 & 3 (the “Landlord’s Continuing Cinema Interest”), the amount paid by SHP for such remaining interest (including, without limitation, any amounts paid for the termination of the license underling Landlord’s Continuing Cinema Interest) up to a maximum of $100,000.
b.	The definition of “Applicable Rent Amount” is superseded in its entirety to read as follows:
“Applicable Rent Amount” means for any calendar month (or part thereof), the amount of $141,566.67, multiplied, as of the end of each Lease Year by the Multiplier (as such terms are hereinafter defined). For purposes of the foregoing, (i) a “Lease Year” means each period beginning on the Effective Date or an anniversary thereof and ending on the day prior to the next anniversary thereof, and (ii) the “Multiplier” means 68.42% of a fraction, the numerator of which is the Consumer Price Index in effect for the month of March preceding the anniversary date in question and the denominator of which is the Consumer Price Index in effect for the month of March in the prior year, provided that the multiplier for any Lease Year shall not be greater than 1.043 nor less than 1.0215. In the event SHP acquires the Landlord’s Continuing Cinema Interest, the Applicable Rent Amount will be further reduced by 8.25% per year of the amount paid by SHP for such remaining interest (including any amounts paid with respect to the termination of the underlying license), up to a maximum of $100,000.
c.	A new definition is added after the definition of “Legal Requirements” as follows:
“License and Option Agreement” means that certain license and option agreement between SHC and Landlord dated as of September 1, 2005 with respect to the Landlord’s Continuing Cinema Interest.
d.	The definition of “Site Leases” is amended to replace the reference to the prior ground lease by a reference to the new License and Option Agreement by replacing clause (b) with the following:
The License and Option Agreement covering the premises at 1001, 1003, 1005 and 1007 Third Avenue, New York, New York 10022 containing Cinemas 1, 2 & 3.
3.	Section 2.2(f) setting forth Tenant’s obligation to pay rent on the estates underlying the Landlord’s interests in the Village East Cinemas and the Cinemas 1, 2 & 3, is modified to reflect the fact that the ground lease underlying the Cinemas 1, 2 & 3 has been replaced by the License and Option Agreement, and shall hereafter provide as follows (the new language being underscored):
Site Leases. The Tenant agrees to pay or cause to be paid to each Site Landlord, on or before the first Business Day of each calendar month throughout the Lease Term, all fixed or base rent and other charges to be due under the respective Site Leases for such calendar month and to pay as and when due and payable pursuant thereto all additional rent and other charges payable pursuant to the respective Site Leases (excluding only amounts (i) payable to the extent resulting from a Landlord Act as lessee or licensee thereunder or the breach by Landlord of any obligation thereunder which was not the result of a Tenant Event, or (ii) which relates to a period prior to commencement of the Lease Term and which has not been assumed by or become the obligation of Tenant pursuant hereto). If Tenant attempts to make payment directly to a Site Landlord and such payment is rejected because Tenant is not such Site Landlord’s tenant or licensee, Tenant shall provide funds to Landlord to enable it to pay, and Landlord agrees that, upon receipt of such funds (and provided funds owing to it are also paid), it shall pay, sums due to the applicable Site Landlord.
4.	Section 2.3(g) dealing with Landlord’s representations and warranties as to the Site Leases is modified to reflect the fact that the ground lease underlying the Cinemas 1, 2 & 3 has been replaced by the License and Operating Agreement and the fact that, as of the date of this amendment, the Tenant is already in possession of the Premises, and shall hereafter provide as follows (the new language being underscored):
Site Leases. The Site Leases consist of the documents identified in the definition of “Site Leases.” Landlord has made available to Citadel and Tenant true and complete copies of the Site Leases. The Site Leases have not been amended or modified except as set forth in the documents identified in the definition of “Site Leases.” There are no options to purchase or rights of first refusal or offer or similar rights relating to any of the Theatre Properties other than the License and Option Agreement. Landlord is the holder of the tenant’s, lessee’s or licensee’s interest under each Site Lease and is in possession of the property demised under each Site Lease (subject only to Tenant’s rights under this Lease) and, to the Actual Knowledge of Landlord, no other Person has any interest as tenant or lessee or licensee in or to said Site Lease or any rights to possession or occupancy of any portion of the property demised under any Site Lease except as described on Exhibit C hereto. There are no security deposits under any of the Site Leases. Landlord’s interest in each Site Lease is not subject to any Lien except as set forth in Exhibit C and the Licensee and Option Agreement. Each of the Site Leases is in full force and effect. Landlord (or a predecessor), as tenant under the Site Leases, has substantially performed all of its material covenants and material obligations thereunder. Neither Landlord nor any Affiliate has received or delivered any written notice under any of the Site Leases of any default or breach, and Landlord has no Actual Knowledge of any material breach or default of any of the Site Leases, which in either case remains uncured.
5.	Section 4, which was previously reserved, is amended to provide as follows:
SECTION 4.
LICENSE AND OPTION AGREEMENT PROVISIONS

The parties acknowledge that Landlord has entered into the License and Option Agreement with SHP, an affiliate of the Tenant. Pursuant to the terms of that agreement, SHP has certain rights and obligations to purchase the entire right, title and interest of Landlord in the Theater Improvements and Equipment constituting the Cinemas 1, 2 & 3. In the event that SHP exercises that option, or otherwise acquires the interests of the Landlord in the Theater Improvements constituting the Cinemas 1, 2 & 3, then (i) the provisions of this Lease relating to such assets will cease, and be of no further force and effect. The Acquisition Cost will be reduced by the amount of $100,000 and the Applicable Rent Amount will be reduced by $8,250.
6.	Section 12. TENANT’S RIGHTS OF PURCHASE AND RENEWAL deals with Tenant’s rights of purchase and renewal. It is amended as follows:
a.	Section 12(g) is amended to reflect the fact that the Option Fee has already been paid, and to provide as follows:
In consideration of the Purchase Option, on or before the Effective Date, the Tenant has previously paid the Option Fee to the Landlord. If the Tenant does not exercise the Purchase Option, the Landlord shall be entitled to keep the Option Fee. If the Tenant exercises the Purchase Option, the Acquisition Cost shall be reduced by an amount equal to the Option Fee.
b.	Section 12 (i) dealing with the Tenant’s renewal rights, is amended to reflect the fact that the Murray Hill Cinema and Sutton Cinema have been sold, and that the ground lease underlying the Cinemas 1, 2 & 3 has been replaced by the License and Option Agreement, and to provide as follows:
The Renewal Rental Rate of the Theatre Properties for each full calendar month of the first year of the Renewal Term shall be an amount equal to the greater of (i) the Basic Rent as it would be had the Initial Term included such year and (ii) a fair market rental value of the leasehold interests in the Village East Cinemas and the remaining interest of the Landlord, if any, in the Cinemas 1, 2 & 3 based on the highest and best use of such applicable leasehold estate in the case of the Village East Cinemas and the highest and best use of the remaining interest of the Landlord, if any, in the Cinemas 1, 2 & 3(subject to limitations as to use set forth in the applicable Site Lease with respect to the portion (if any) of the Renewal Term to which such limitations apply), as shall be agreed upon by the Landlord and the Tenant or, if they are unable to agree, pursuant to the Appraisal Procedure. Each year thereafter during the Renewal Term, the Basic Rent shall be increased as determined pursuant to the terms of paragraph (j) hereof.

7.	Section 25. NOTICES AND REQUESTS is amended to strike the requirement that copies of any notices go to Duane, Morris & Heckscher and Whitman Breed Abbot & Morgan and to change the address of Citadel Cinemas, Inc to:

c/o Reading International, Inc
500 Citadel Drive, Suite 300
Commerce, California 90040
Attention: President
Telecopy: (213) 235-2229
8.	Section 27. LEASEHOLD INTERESTS relates to the obligations of the Tenant with respect to the underlying leasehold estates and is amended to reflect the replacement of the ground lease underlying the Cinemas 1, 2 & 3 with the License and Option Agreement and is amended to provide as follows:
SECTION 1) LEASEHOLD INTERESTS.
            i) This Lease is subject to all of the terms, covenants, conditions and agreements contained in the Site Leases for the Lease Term. Except as otherwise expressly provided in this Lease, all of the terms, covenants, conditions and agreements contained in the Site Leases, except such as by their nature or purpose are inapplicable or inappropriate to the leasing of the Theatre Properties pursuant to this Lease, are hereby incorporated in and made a part of this Lease with the same force and effect as though set forth at length herein and except that obligations and liabilities of the tenant or lessee or licensee thereunder are deemed to refer to Tenant hereunder and all rights, benefits, indemnities and protections in favor of the lessor or landlord or licensor thereunder also inure to the benefit of the Landlord hereunder.
            ii) For the purposes of this Lease, the provisions of the Site Leases, as incorporated herein, are subject to the following modifications or deletions: (i) in all provisions requiring the approval or consent of the Landlord, if the approval or consent of the lessor or licensor under any of the applicable Site Leases is also required, the Tenant shall be required to obtain the approval or consent of such lessor or licensor in addition to the approval or consent of the Landlord; and (ii) the time limits provided in each of the Site Leases for the giving of notice, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy, or option, are amended for the purpose of this Lease by lengthening or shortening the same in each instance by five (5) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by the Landlord or the Tenant, as the case may be, within the same limit relating thereto contained in the Site Leases.
            iii) The Tenant hereunder covenants and agrees to perform and to observe and to cause each permitted sublessee to perform and observe all of the terms, covenants, provisions, conditions and agreements of the Site Leases on the Landlord’s part as lessee or licensee thereunder to be performed and observed (including, without limitation, (x) payment of all rent, additional rent, and any other amounts payable by the Landlord as lessee or licensee under the Site Leases, (y) surrender of each Theatre Property under the Site Lease applicable thereto in the condition required at the end of the term thereof as if such term end coincided with the expiration or sooner termination of the Lease Term, and (z) reconstruction following a casualty if and to the extent required therein) to the end that all things shall be done which are necessary to keep unimpaired the rights of the Landlord as lessee or licensee under the Site Leases. The Landlord and Tenant further covenant that they shall cause to be exercised any renewal option contained in the Site Leases which relates to renewal occurring in whole or in part during the Lease Term, including under any renewal term of this Lease. The Tenant agrees to cooperate fully with the Landlord to enforce the Landlord’s rights as the lessee or licensee under any of the Site Leases as against the lessor or licensor under any of the Site Leases.
            iv) The Tenant covenants and agrees pursuant to Section 11 hereof to indemnify and hold harmless the Landlord and any Pledgee from and against any and all Losses arising by reason of the Tenant’s or any permitted sublessee’s failure to comply with the Site Leases or the provisions of this Section 27 other than to the extent arising, from (i) a Landlord Act or (ii) any breach of any covenant or agreement of Landlord or any Affiliate under this Lease or any Other Lease Document.
            v) The Landlord and the Tenant agree that during the Lease Term the Landlord shall have no obligation or responsibility to provide services or equipment required to be provided or repairs or restorations required to be made in accordance with the provisions of the Site Leases by the lessor or licensor thereunder. The Landlord shall in no event be liable to the Tenant nor shall the obligations of the Tenant hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the Landlord as the lessee or licensee under the Site Leases in providing such services or equipment or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against the Landlord or any offset against any amount payable to the Landlord under this Lease. So long as there is no Event of Default hereunder, the Landlord will reasonably cooperate, at the Tenant’s sole cost and expense, to seek from the lessor or licensor under any Site Lease the performance by such lessor or licensor of its obligations under the applicable Site Lease.
9.	Landlord, upon Tenant’s request, shall execute and deliver to Tenant, at Tenant’s cost, (a) a Memorandum of this Amendment, and (b) such Memorandum or other agreement as may be required in order to cause any and all prior Amendments of this Lease to be properly recorded and indexed, together with any and all transfer tax returns and other documents required to record any such Memorandum or agreement, all in form reasonably satisfactory to Tenant (including, without limitation, any modifications of such Memorandum, returns or other documents as may be required to record any such Memorandum or other agreement). Tenant will be responsible for all fees and expenses in connection with the preparation and/or filing of any such Memorandum, returns or other documents.
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IN WITNESS WHEREOF, Landlord and Tenant hereby enter into this Second Amendment to the Amended and Restated Master Operating Lease as of the date first set forth above.
Sutton Hill Capital, LLC

By:	Sutton Hill Associates
Its:	Sole Member

	By:	/s/ James J. Cotter
	Its:	Manager

	By:	/s/ Michael R. Forman
	Its:	Manager

Citadel Cinemas Inc.

By:	/s/ S. Craig Tompkins

Its:	Vice Chairman

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